                                             This Prospectus is filed pursuant
                                             to Rule 424(b)(3) and relates to
                                             National-Oilwell, Inc.'s Form S-3
                                             Registration Statement
                                             (File No. 333-43615)
PROSPECTUS


                                 800,000 SHARES

                             NATIONAL-OILWELL, INC.

                                  COMMON STOCK


    The shares offered hereby (the "Shares") consist of shares of common stock, $.01 par value per share ("Common Stock"), of National-Oilwell, Inc., a Delaware corporation ("National-Oilwell" or the "Company"), which are being offered by the selling stockholders listed herein under "Selling Stockholders" (collectively, the "Selling Stockholders"). The Shares may be offered from time to time by the Selling Stockholders. All expenses of registration incurred in connection herewith are being borne by the Company, but all selling and other expenses incurred by a Selling Stockholder will be borne by the Selling Stockholder. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

    The Selling Stockholders have not advised the Company of any specific plans for the distribution of the Shares covered by this Prospectus, but it is anticipated that the Shares will be sold from time to time primarily in transactions (which may include block transactions) on the New York Stock Exchange at the market price then prevailing, although sales may also be made in negotiated transactions or otherwise. The Selling Stockholders and the brokers and dealers through whom sale of the Shares may be made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and their commissions or discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

    The Common Stock is traded on the New York Stock Exchange under the symbol "NOI." On January 16, 1998, the last reported sale price of the Common Stock on the New York Stock Exchange was $28.00 per share.

    SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------
               THE DATE OF THIS PROSPECTUS IS JANUARY 20, 1998.

         Unless otherwise indicated, all information in this Prospectus (i) assumes the exchange on a one-for-one basis of all exchangeable shares (the "Exchangeable Shares") of Dreco Energy Services Ltd. ("Dreco") into shares of Common Stock and (ii) reflects the Company's and Dreco's one-for-one stock dividends paid on November 18, 1997. Unless the context otherwise requires (i) all references to "National-Oilwell" or the "Company" are to National-Oilwell, Inc. and its subsidiaries, and give effect to the September 25, 1997 business combination (the "Combination") with Dreco and (ii) all references to activities of, and financial information with respect to, National-Oilwell are presented on a combined basis, even with respect to periods prior to the consummation of the Combination.


                                  THE COMPANY

         National-Oilwell is a worldwide leader in the design, manufacture and sale of machinery, equipment and downhole products used in oil and gas drilling and production, as well as in the distribution to the oil and gas industry of maintenance, repair and operating products. The Company manufactures and assembles drilling machinery, including drawworks, mud pumps and power swivels (also known as "top drives"), which are the major mechanical components of rigs used to drill oil and gas wells, as well as masts, derricks and substructures, which are used to support these mechanical components. Many of these components are designed specifically for applications in offshore, extended reach and deep land drilling. The Company estimates that approximately 65% of the mobile offshore rig fleet and the majority of the world's larger land rigs (2,000 horsepower and greater) manufactured in the last twenty years utilize drawworks, mud pumps and other drilling machinery components manufactured by the Company.

         As a result of the Combination, National-Oilwell has added a business segment that designs and manufactures drilling motors and specialized drilling tools for rent and for sale. Drilling motors are essential components of systems for horizontal, directional, extended reach and performance drilling. Drilling tools include drilling jars, shock tools and other specialized products.

         The Company also provides distribution services through its network of approximately 120 distribution service centers located near major drilling and production activity worldwide, but principally in the United States and Canada. These distribution service centers stock and sell a variety of expendable items for oilfield applications and spare parts for National-Oilwell equipment. As oil and gas companies and drilling contractors have refocused on their core competencies and emphasized efficiency initiatives to reduce costs and capital requirements, the Company's distribution services have expanded to offer outsourcing and alliance arrangements that include comprehensive procurement, inventory management and logistics support.

         National-Oilwell is incorporated in Delaware, with its principal executive offices located at 5555 San Felipe, Houston, Texas 77056, and its telephone number is (713) 960-5100.


                                  THE OFFERING

Common Stock Offered by Selling Stockholders(1) . . . . . . . . . . . . .    800,000 shares
Common Stock to be Outstanding After the Offering   . . . . . . . . . . .    51,655,782 shares(1)
New York Stock Exchange Symbol  . . . . . . . . . . . . . . . . . . . . .    NOI

(1) Excludes 612,808 shares of Common Stock issuable at December 31, 1997 upon exercise of outstanding options to purchase Common Stock and 316,264 shares of Common Stock that will be issued in January 1999 pursuant to the Company's Value Appreciation Plans.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This Prospectus contains, or has incorporated by reference, forward-looking statements that address, among other things, statements under "Prospectus Summary" and "Risk Factors" as well as in the Prospectus generally. Although National-Oilwell believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from National-Oilwell's expectations are disclosed under "Risk Factors" and in this Prospectus generally, as well as in the documents incorporated by reference herein.


                                  RISK FACTORS

         The following risk factors, as well as the other information contained in this Prospectus, should be considered carefully before purchasing the Common Stock offered hereby.

DEPENDENCE ON OIL AND GAS INDUSTRY

         National-Oilwell's businesses are substantially dependent upon the condition of the oil and gas industry and the industry's willingness to explore for and produce oil and gas. The degree of such willingness is generally dependent upon the prevailing view of future product prices, which are influenced by numerous factors affecting the supply and demand for oil and gas, including the level of drilling activity, worldwide economic activity, interest rates and the cost of capital, the development of alternate energy sources, environmental regulation, tax policies, political requirements of national governments, coordination by the Organization of Petroleum Exporting Countries ("OPEC") and the cost of producing oil and gas. Any significant reduction in demand for drilling services, in cash flows of drilling contractors or in rig utilization rates below current levels could result in a drop in demand for products manufactured and sold by National-Oilwell.

VOLATILITY OF OIL AND GAS PRICES

         Oil and gas prices and activity have been characterized by significant volatility over the last twenty years. Since 1986, spot oil prices (West Texas Intermediate) have ranged from a low of approximately $11 per barrel in 1986 to a high of approximately $40 per barrel in 1991; spot gas prices (Henry Hub) have ranged from lows below $1.00 per mcf of gas in 1992 to highs above $3.00 per mcf in 1996 and 1997. These price changes have caused numerous shifts in the strategies and expenditure levels of oil and gas companies and drilling contractors, particularly with respect to decisions to purchase major capital equipment of the type manufactured by National-Oilwell. Moreover, uncertainty with respect to the stability and direction of future prices has often led to deferral of such expenditures. No assurance can be given as to the future price levels of oil and gas or the volatility thereof, or that the future price of oil and gas will be sufficient to support current levels of exploration and production.

HIGHLY COMPETITIVE INDUSTRY

         The oilfield products and services industry is highly competitive.
The revenues and earnings of National-Oilwell can each be affected by competitive actions such as price changes, introduction of new technologies and products or improved availability and delivery. National-Oilwell competes with a large number of companies, some of which may offer certain more technologically advanced products, possess greater financial resources and have more extensive and diversified operations.

POTENTIAL PRODUCT LIABILITY AND WARRANTY CLAIMS

         Certain products of National-Oilwell are used in potentially hazardous drilling, completion and production applications that can cause personal injury or loss of life, damage to property, equipment or the environment and suspension of operations. National-Oilwell maintains insurance coverage in such amounts and against such risks as it believes to be in accordance with normal industry practice. Such insurance does not, however, provide coverage for all liabilities (including liabilities for certain events involving pollution), and there can be no assurance that such insurance will be adequate to cover all losses or liabilities that may be incurred by National-Oilwell in its operations. Moreover, no assurance can be given that National-Oilwell will, in the future, be able to maintain insurance at levels it deems adequate and at rates it considers reasonable or that particular types of coverage will be available. Litigation arising from a catastrophic occurrence at a location where National-Oilwell's equipment and services are used may, in the future, result in National-Oilwell being named as a defendant in product liability or other lawsuits asserting potentially large claims. National-Oilwell is a party to various legal and administrative proceedings which have arisen from its businesses. No assurance can be given with respect to the outcome of these or any other pending legal and administrative proceedings and the effects such outcomes may have on National-Oilwell.

IMPACT OF GOVERNMENTAL REGULATIONS

         Many aspects of National-Oilwell's operations are affected by political developments, including restrictions on the ability to do business in various foreign jurisdictions, and are subject to both domestic and foreign governmental regulation, including those relating to oilfield operations, worker safety and the protection of the environment. In addition, National-Oilwell depends on the demand for its services from the oil and gas industry and, therefore, is affected by any changes in taxation, price controls or other laws and regulations that affect the oil and gas industry generally. The adoption of laws and regulations curtailing exploration for or production of oil and gas for economic or other policy reasons could adversely affect National-Oilwell's operations. National-Oilwell cannot determine the extent to which its future operations and earnings may be affected by political developments, new legislation, new regulations or changes in existing regulations.

IMPACT OF ENVIRONMENTAL REGULATIONS

         The operations of National-Oilwell and its customers are affected by numerous foreign, federal, state, provincial and local environmental laws and regulations. The technical requirements of these laws and regulations are becoming increasingly expensive, complex and stringent. These laws may impose penalties or sanctions for damages to natural resources or threats to public health and safety. Such laws and regulations may also expose National-Oilwell to liability for the conduct of or conditions caused by others, or for acts of National-Oilwell that were in compliance with all applicable laws at the time such acts were performed. Sanctions for noncompliance may include revocation of permits, corrective action orders, administrative or civil penalties and criminal prosecution. Certain environmental laws provide for joint and several liability for remediation of spills and releases of hazardous substances. In addition, National-Oilwell may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances, as well as damage to natural resources.

RISK OF CERTAIN FOREIGN MARKETS

         Certain of National-Oilwell's revenues result from the sale of products to customers for ultimate destinations in the Middle East, Africa and other international markets and are subject to risks of instability of foreign economies and governments. Furthermore, National-Oilwell's sales can be affected by laws and regulations limiting exports to particular countries. In certain cases, export laws and regulations of one jurisdiction may contradict those of another.

         National-Oilwell attempts to limit its exposure to foreign currency fluctuations by limiting the amount of sales denominated in currencies other than United States dollars, Canadian dollars and British pounds. National-Oilwell has not engaged in and does not currently intend to engage in any significant hedging or currency trading transactions designed to compensate for adverse currency fluctuations among those or any other foreign currencies.

INTEGRATION OF ACQUISITIONS AND MANAGEMENT OF GROWTH

         National-Oilwell consummated the Combination with Dreco in September 1997 and expects to evaluate and, where feasible, make additional strategic acquisitions in the future. There is no guarantee that the Company will not encounter integration difficulties or that it will extract any anticipated cost savings and margin enhancements. In addition, the process of combining the organizations could cause the interruption of, or a loss of momentum in, the activities of some or all of the companies' businesses, which could have an adverse effect on their combined operations. The Combination and recent growth in revenues and backlog have placed significant demands on the Company and its management to improve the combined entity's operational, financial and management information systems, to develop further the management skills of the Company's managers and supervisors, and to continue to train, motivate and effectively manage the Company's employees. The failure of the Company to manage its growth effectively could have a material adverse effect on the Company.

         The Company has pursued an aggressive acquisition strategy, acquiring three businesses in 1997, and expects to continue to evaluate acquisitions that can provide meaningful benefits by expanding the Company's business and leveraging its existing infrastructure. However, there are various risks associated with pursuing an acquisition strategy of this nature, including problems inherent in integrating new businesses. There can be no assurance that suitable acquisition candidates will be available, that acquisitions can be completed on reasonable terms, that the Company will successfully integrate the operations of any acquired entities or that the Company will have access to adequate funds to effect any desired acquisitions.

CERTAIN ANTI-TAKEOVER PROVISIONS COULD DISCOURAGE UNSOLICITED PROPOSALS

         The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Bylaws contain certain provisions which may have the effect of delaying, deferring or preventing a change in control of the Company, including a classified board of directors, the removal of directors from office only for cause, the prohibition of stockholder action by written consent, advance notice requirements respecting stockholder nominations for director or any other matter, the number of directors being set by the board of directors, super majority voting provisions respecting certain amendments to the Certificate of Incorporation and limitation of persons who may call special stockholders' meetings. The Delaware General Corporation Law requires super majority voting thresholds to approve certain "business combinations" between interested stockholders and the Company which may render more difficult or tend to discourage attempts to acquire the Company. In addition, the Company's board of directors has the authority to issue shares of preferred stock ("Preferred Stock") in one or more series and to fix the rights and preferences of the shares of any such series without stockholder approval. Any series of Preferred Stock is likely to be senior to the Common Stock with respect to dividends, liquidation rights and, possibly, voting rights. The ability to issue Preferred Stock could also have the effect of discouraging unsolicited acquisition proposals, thus affecting the market price of the Common Stock and preventing stockholders from obtaining any premium offered by the potential buyer.

NO ANTICIPATED DIVIDENDS

         The Company's board of directors has not previously authorized and does not currently anticipate authorizing in the foreseeable future the payment of cash dividends.


                                USE OF PROCEEDS

         All of the shares of Common Stock are being offered by the Selling Stockholders. National-Oilwell will not receive any of the proceeds from the sale of such shares of Common Stock in the Offering.

                                    BUSINESS

GENERAL

         National-Oilwell is a worldwide leader in the design, manufacture and sale of machinery, equipment and downhole products used in oil and gas drilling and production, as well as in the distribution to the oil and gas industry of maintenance, repair and operating products.

         The Company manufactures and assembles drilling machinery, including drawworks, mud pumps and power swivels (also known as "top drives"), which are the major mechanical components of rigs used to drill oil and gas wells, as well as masts, derricks and substructures, which are used to support these mechanical components. Many of these components are designed specifically for applications in offshore, extended reach and deep land drilling. As a result of the Combination, National-Oilwell has added a business segment that designs and manufactures drilling motors and specialized drilling tools for rent and for sale. Drilling motors are essential components of systems for horizontal, directional, extended reach and performance drilling. Drilling tools include drilling jars, shock tools and other specialized products. In addition, National-Oilwell provides distribution services through its network of distribution service centers.

         In April 1987, National-Oilwell's predecessor was formed as a partnership to consolidate two oilfield equipment manufacturing and distribution operations, each of which had been a leader in the oilfield equipment and distribution businesses since the late 1800s. Certain members of management and an investor group incorporated National-Oilwell, Inc. as a Delaware corporation and purchased the business of the partnership in January 1996. In October 1996, National-Oilwell sold 9,200,000 shares of its Common Stock in an initial public offering and listed its shares on the New York Stock Exchange.

         On September 25, 1997, National-Oilwell completed the Combination with Dreco. Pursuant to the Combination Agreement, dated as of May 14, 1997, as amended, by and between National-Oilwell and Dreco, each holder of Dreco Common Shares prior to the transaction received .9159 Dreco Exchangeable Shares in exchange for each of their Dreco Common Shares. Each Exchangeable Share is intended to have substantially identical economic and legal rights as, and will ultimately be exchanged for, a share of National-Oilwell Common Stock.

         National-Oilwell believes that the Combination with Dreco enhances the ability of National-Oilwell to compete in the oilfield products and services industry. Specifically, the combined companies have the ability to provide a more complete rig package to customers through the combination of National-Oilwell's oilfield equipment operations (which had emphasized the major machinery components of a drilling rig) and Dreco's oilfield equipment operations (which had emphasized the design and construction of derricks, masts and substructures). In addition, the combination of Dreco's engineering expertise with the size, geographical coverage and after-market support of National-Oilwell is attractive to many customers. National-Oilwell also added Dreco's downhole products business as a business segment and may benefit from the ability of the combined company to market and deliver Dreco's line of downhole products through National-Oilwell's extensive marketing and distribution system.

         On May 15, 1997, National-Oilwell acquired by merger 100% of the common stock of PEP, Inc., a manufacturer of petroleum expendable pump products that are similar to those manufactured by National-Oilwell. This acquisition provides a broader line of products as well as additional manufacturing capacity. On April 25, 1997, National-Oilwell purchased the drilling controls business of Ross Hill Controls, a leader in the manufacture, sale and service of innovative electrical control systems, including silicon controlled rectifier ("SCR") houses, used in conjunction with drilling operations. These products are closely associated with and complementary to other components used in connection with the drilling process and allow National-Oilwell to offer a more complete rig package. On December 2, 1996, Dreco acquired 100% of the issued and outstanding shares of Vector Oil Tool Ltd., which manufactures, sells, rents and services downhole motors and other products.

OPERATIONS

  Products and Technology

         National-Oilwell designs, manufactures and sells the major mechanical components for both land and offshore rigs used to drill oil and gas wells as well as complete land drilling and well servicing rigs. The mechanical components include drawworks, mud pumps, power swivels, SCR houses, traveling equipment and rotary tables. These are the major components involved in the primary functions of the drilling of oil and gas wells, which consist of pumping fluids and hoisting, supporting and rotating the drill string. Many of these components are designed specifically for applications in offshore, extended reach and deep land drilling. This equipment is installed on new rigs and used in the upgrade, refurbishment and repair of existing rigs. While offering a complete line of conventional rigs, National-Oilwell has extensive experience in providing rig designs to satisfy requirements for harsh or specialized environments. Such products include North Slope of Alaska and Arctic drilling and well servicing rigs, highly mobile drilling and well servicing rigs for jungle and desert use, modular well servicing rigs for offshore platforms and modular drilling facilities for North Sea platforms. Masts, derricks and substructures are made for use on land rigs and on fixed and mobile offshore platforms and are suitable for drilling to maximum depths ranging up to more than 30,000 feet. Other products include pedestal cranes, reciprocating and centrifugal pumps and fluid end expendables for all major manufacturers' pumps.

         National-Oilwell's business includes the sale of replacement parts for its own manufactured machinery and equipment. National-Oilwell estimates that approximately 65% of the mobile offshore rig fleet and the majority of the world's larger land rigs (2,000 horsepower and greater) manufactured in the last twenty years utilize drawworks, mud pumps and other drilling machinery components manufactured by National-Oilwell. In addition, National-Oilwell manufactures and sells centrifugal and reciprocating pumps used in oilfield and industrial applications.

  Downhole Products

         National-Oilwell designs and manufactures drilling motors and specialized drilling tools for rent and sale. Rentals generally involve products that are not economical for a customer to own or maintain because of the broad range of equipment required for the diverse hole size and depths encountered in drilling for oil and gas. Sales generally involve products that require infrequent service, are disposable or are sold in countries where National-Oilwell does not provide repair and maintenance services.

         National-Oilwell's drilling motors are devices placed between the drill string and the drill bit to cause the bit to rotate without necessarily rotating the drill string. Drilling motors are essential components in systems for horizontal, directional, extended reach and performance drilling.

         National-Oilwell often rents its drilling motors, retaining control over the servicing and maintenance function so as to preserve their operating reliability. National-Oilwell is continuing to enhance and broaden the range of its drilling motors by, among other things, widening the size range offered, reducing the initial cost and ongoing repair and maintenance cost, and developing alternative designs of motor bearing assembly sealing systems and speed reduction systems.

         National-Oilwell manufactures hydraulic-mechanical and mechanical drilling jars and shock tools. Drilling jars are used to assist in releasing a drill string that becomes stuck in a well bore. A shock tool is a downhole shock absorber placed low in the drill string, often directly above the drill bit when rotary drilling in formations that are hard and abrasive. Shock tools are intended to extend bit life, reduce drill string failures and reduce damage to the drilling rig. National-Oilwell also manufactures and rents or sells fishing jars, jar accelerators, bumper subs, reamers, stabilizers, kelly and tubing safety valves and drill string inside blowout preventers.

  Distribution Services

         National-Oilwell provides distribution services through its network of distribution service centers located near major drilling and production activity worldwide, but principally in the United States and Canada. These distribution service centers stock and sell a variety of expendable items for oilfield applications and spare parts for National-Oilwell equipment. As oil and gas companies and drilling contractors have refocused on their core competencies and emphasized efficiency initiatives to reduce costs and capital requirements, National-Oilwell's distribution services have expanded to offer outsourcing and alliance arrangements that include comprehensive procurement, inventory management and logistics support. In addition, management believes that National-Oilwell has a competitive advantage in the distribution services business by distributing market-leading products manufactured by its Products and Technology business.

         The supplies and equipment stocked by National-Oilwell's distribution service centers vary by location. Each distribution point generally offers a large line of oilfield products including valves, fittings, flanges, spare parts for oilfield equipment and miscellaneous expendable items. Most drilling contractors and oil and gas companies typically buy such supplies and equipment pursuant to non-exclusive contracts, which normally specify a discount from National-Oilwell's list price for each product or product category.

         National-Oilwell's tubular business is focused on the procurement, inventory management and delivery of oil country tubular goods manufactured by third parties. Tubular goods primarily consist of well casing and production tubing used in the drilling, completion and production of oil and gas wells. Well casing is used to line the walls of a well bore to provide structural support. Production tubing provides the conduit through which the oil or gas will be brought to the surface upon completion of the well. Historically, sales of tubular goods have been concentrated in North America, although National-Oilwell makes occasional sales for shipment to foreign destinations. Substantially all of National-Oilwell's sales of tubular goods are made through National-Oilwell's direct sales force.

         As a result of efficiency initiatives that are taking place in the oil and gas industry, drilling contractors and oil and gas companies are more frequently seeking strategic alliances and outsourcing their procurement and inventory management requirements. These strategic alliances constitute a growing percentage of National-Oilwell's business and differ from standard agreements for supplies and equipment in that National-Oilwell becomes the customer's primary supplier of those items. In certain cases, National-Oilwell has assumed responsibility for procurement, inventory management and product delivery for the customer, occasionally by working directly out of the customer's facilities.

MARKETING

         Substantially all of National-Oilwell's drilling machinery, equipment and spare parts sales and a large portion of National-Oilwell's pumps and parts are sold through National-Oilwell's direct sales force and through National-Oilwell's distribution service centers. National-Oilwell also markets its pumps and parts through distribution networks not owned by National-Oilwell. Sales to foreign state-owned oil companies are typically made in conjunction with agent or representative arrangements. National-Oilwell's downhole products are rented in Canada and Venezuela and marketed worldwide through its own sales force and through commission representatives. Customers include drilling contractors, exploration and production companies, supply companies and nationally owned or controlled drilling and production companies.

COMPETITION

         The oilfield equipment industry is highly competitive and National-Oilwell's revenues and earnings can be affected by price changes, introduction of new technologies and products and improved availability and delivery. National-Oilwell competes in one or more of its segments with a large number of companies, including Continental Emsco Company (Products and Technology and Distribution Services), IRI International Corporation (Products and Technology) and Wilson Industries, Inc. (Downhole Products and Distribution Services).

MANUFACTURING AND BACKLOG

         National-Oilwell's principal manufacturing facilities are located in Houston, Texas, Clearfield, Utah, McAlester, Oklahoma and Edmonton, Alberta, Canada. National-Oilwell also outsources the manufacture of parts or purchases components in finished form from qualified subcontractors. National-Oilwell's manufacturing operations require a variety of components, parts and raw materials which National-Oilwell purchases from multiple commercial sources. National-Oilwell has not experienced and does not expect any significant delays in obtaining deliveries of essential components, parts or raw materials.

         Sales of National-Oilwell's products are made on the basis of written orders and oral commitments. The level of backlog at any particular time is not necessarily indicative of the future operating performance of the Company, and orders may be changed at any time. Substantially all of the current backlog will be shipped by the end of 1998.

ENGINEERING

         National-Oilwell maintains a staff of engineers and technicians to (i) design and test new products, components and systems for use in drilling and pumping applications, (ii) enhance the capabilities of existing products and
(iii) assist National-Oilwell's sales organization and customers with special projects. National-Oilwell's product engineering efforts focus on developing technology to improve the economics and safety of drilling and pumping processes. National-Oilwell has recently developed a 1,000-ton capacity power swivel to complement its lower capacity models. National-Oilwell has also introduced a 6,000 horsepower heave compensating drawworks and dual derrick systems to increase customer efficiencies on deep water drilling rigs at extended depths and during horizontal drilling.

PATENTS AND TRADEMARKS

         National-Oilwell owns or has a license to use a number of patents covering a variety of products. Although in the aggregate these patents are of importance, National-Oilwell does not consider any single patent to be of a critical or essential nature. In general, National-Oilwell depends on technological capabilities, quality products and application of its expertise rather than patented technology in the conduct of its business. National-Oilwell enjoys significant product name-brand recognition, principally through its NATIONAL-OILWELL(R), DRECO(R), ROSS HILL, TRUDRIL(R), VECTOR, GRIFFITH(R) and MISSION-FLUID KING trade names.

DISTRIBUTION SUPPLIERS

         National-Oilwell obtains products sold by its Distribution Services business from a number of suppliers, including the Company's Products and Technology segment. National-Oilwell does not believe that any one supplier of products is material to National-Oilwell. For the year ended December 31, 1996, National-Oilwell purchased approximately one third of its tubular requirements pursuant to a distribution agreement with the U.S. Steel Group of USX Corporation, and its remaining requirements from various suppliers. National-Oilwell has not experienced and does not foresee experiencing a shortage in products or tubular goods sold by National-Oilwell, although order lead times for tubular goods have increased over the last six months due to higher demand for these products.

                              SELLING STOCKHOLDERS


         The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of December 31, 1997 and as adjusted to reflect the sale of the shares offered hereby. This information has been provided by each of the Selling Stockholders as of December 31, 1997, at the request of National-Oilwell. There are no shares of Common Stock subject to stock options granted to the Selling Stockholders that are exercisable within 60 days of December 31, 1997.

         The Selling Stockholders, or their pledgees, donees, transferees or other successors in interest, may offer the Shares for resale from time to time. See "Plan of Distribution." In recognition of the fact that Selling Stockholders may wish to be legally permitted to sell their Shares when they deem appropriate, the Company has filed with the Commission under the Securities Act a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time on the New York Stock Exchange or in privately-negotiated transactions and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the earlier of (i) the date the Shares are no longer required to be registered for the sale thereof by the Selling Stockholders or (ii) seven months from the effective date of the Registration Statement.

                                           SHARES BENEFICIALLY           SHARES         SHARES BENEFICIALLY
                                            OWNED PRIOR TO               BEING          OWNED SUBSEQUENT TO
                                              OFFERING(1)               OFFERED(2)          OFFERING(1)
                                         -----------------------        ----------   ---------------------------

NAME OF SELLING STOCKHOLDER(3)           NUMBER          PERCENT                        NUMBER        PERCENT
------------------------------           ------          -------                        ------        -------
Billy R. Hext                           509,600             *           509,600           0              *
B.D. Berryhill                          274,400             *           274,400           0              *
Dillco, Inc.                              16,000            *            16,000           0              *

TOTAL SHARES BEING OFFERED                                              800,000
                                                                        =======


________________
*  Less than one percent.

(1)      Based on 51,655,782 shares of Common Stock outstanding at December 31,
         1997.
(2) This Registration Statement includes shares of Common Stock which may be sold by pledgees, donees, transferees or other successors in interest of the listed Selling Stockholders. The Selling Stockholders have agreed not to transfer in the aggregate Shares representing more than one percent of the Company's outstanding shares of Common Stock as of the date hereof to any such persons.
(3) None of the Selling Stockholders have any relationship to the Company other than as stockholders of the Company.

                              PLAN OF DISTRIBUTION


         The Shares offered hereby by the Selling Stockholders may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. The Selling Stockholders have agreed not to transfer in the aggregate Shares representing more than one percent of the Company's outstanding shares of Common Stock as of the date hereof to any such persons. Such sales may be made on one or more exchanges (including the New York Stock Exchange), in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods, including, without limitation: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between a Selling Stockholder and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by a Selling Stockholder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from a Selling Stockholder in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this Prospectus.

         Upon the Company's being notified by a Selling Stockholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplemented Prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing (a) the name of each such broker or dealer, (b) the number of shares involved, (c) the price at which such shares were sold, (d) the commissions paid or discounts or concessions allowed to such broker(s) or dealer(s), where applicable, (e) that such broker(s) or dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented, and (f) other facts material to the transaction.

         The Company is bearing all costs relating to the registration of the Shares (other than fees and expenses, if any, of counsel or other advisers to the Selling Stockholders). Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the Shares will be borne by the Selling Stockholder selling such Shares.

                                 LEGAL MATTERS


         The validity of the Common Stock offered hereby will be passed upon for National-Oilwell by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.


                                    EXPERTS


         The consolidated financial statements of National-Oilwell at December 31, 1996 and for the year then ended, appearing in National-Oilwell's Current Report on Form 8-K dated November 7, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated by reference elsewhere herein which is based in part on the report of Coopers & Lybrand, independent auditors. The financial statements referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

         The consolidated financial statements of National-Oilwell at August 31, 1995 and for each of the two years in the period ended August 31, 1995, appearing in National-Oilwell's Current Report on Form 8-K dated November 7, 1997 have been audited by Coopers & Lybrand, independent auditors, as set forth in their report thereon and incorporated by reference elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                             AVAILABLE INFORMATION


         National-Oilwell is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following Regional Offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material also may be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov). In addition, such reports, proxy statements and other information concerning National-Oilwell can be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         This Prospectus constitutes a part of a registration statement on Form S-3 (herein, together will all exhibits and schedules thereto, referred to as this "Registration Statement") filed by National-Oilwell with the Commission under the Securities Act, with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement for further information with respect to National-Oilwell and the securities offered hereby. Copies of the Registration Statement are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described above. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The following documents filed with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus:

                 1. National-Oilwell's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended by Form 10-K/A filed on August 18, 1997.

                 2. National-Oilwell's Quarterly Report on Form 10-Q for the period ended March 31, 1997.

                 3. National-Oilwell's Quarterly Report on Form 10-Q for the period ended June 30, 1997.

                 4. National-Oilwell's Quarterly Report on Form 10-Q for the period ended September 30, 1997.

                 5. National-Oilwell's Current Report on Form 8-K filed on May 25, 1997.

                 6. National-Oilwell's Current Report on Form 8-K filed on October 8, 1997.

                 7. National-Oilwell's Current Report on Form 8-K filed on November 7, 1997.

                 8. The description of National-Oilwell's shares of Common Stock contained in the Registration Statement on Form 8-A filed by National-Oilwell with the Commission on October 15, 1996 to register such securities under the Exchange Act, as updated by National-Oilwell's Current Report on Form 8-K filed on November 17, 1997.

         All reports and documents filed by National-Oilwell pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

         Upon request, National-Oilwell will provide without charge to each person to whom this Prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests for copies should be directed to Gay Mather, Manager, Investor Relations, National-Oilwell, Inc., 5555 San Felipe, Houston, Texas 77056 (telephone number (713) 960-5422).

================================================================================
     NO DEALER, SALESPERSON, OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE
ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED, OR INCORPORATED BY REFERENCE, IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE
COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSONS TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               -----------------


                               TABLE OF CONTENTS

                                                       PAGE
                                                       ----
The Company . . . . . . . . . . . . . . . . . . . . . .   2
The Offering  . . . . . . . . . . . . . . . . . . . . .   2
Disclosure Regarding Forward-Looking
   Statements . . . . . . . . . . . . . . . . . . . . .   3
Risk Factors  . . . . . . . . . . . . . . . . . . . . .   3
Use of Proceeds . . . . . . . . . . . . . . . . . . . .   5
Business  . . . . . . . . . . . . . . . . . . . . . . .   6
Selling Stockholders  . . . . . . . . . . . . . . . . .  10
Plan of Distribution  . . . . . . . . . . . . . . . . .  11
Legal Matters . . . . . . . . . . . . . . . . . . . . .  12
Experts . . . . . . . . . . . . . . . . . . . . . . . .  12
Available Information . . . . . . . . . . . . . . . . .  12
Incorporation of Certain Documents
   by Reference . . . . . . . . . . . . . . . . . . . .  13

================================================================================

================================================================================
                                 800,000 SHARES


                             NATIONAL-OILWELL, INC.


                                  COMMON STOCK


                      ------------------------------------

                                   PROSPECTUS

                      ------------------------------------


                               JANUARY 20, 1998

================================================================================